Exhibit 99.1

Niska Gas Storage Partners LLC Announces Pricing of Private Placement of $575 million of Senior Notes

HOUSTON, TEXAS — March 7, 2014 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) today announced the pricing of its previously announced private placement of senior unsecured notes due 2019 (the “Notes”). The Notes will be issued by two wholly owned subsidiaries of the Company, Niska Gas Storage Canada ULC and Niska Gas Storage Canada Finance Corp. (together, the “Issuers”).  The Notes will be fully and unconditionally guaranteed by the Company and its restricted subsidiaries (other than the Issuers), on a senior unsecured basis, subject to certain exceptions. The Notes will pay interest semi-annually on October 1 and April 1, commencing on October 1, 2014, at a rate of 6.5% per year, and will mature on April 1, 2019.

Niska expects to use the net proceeds of this offering, as well as borrowings under its asset-based revolving credit facility, to redeem the $644 million outstanding aggregate principal amount of 8.875% senior unsecured notes due 2018.

The Notes and related guarantees are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.  These securities will not be registered under the Securities Act or any state securities laws, and, unless registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate
(403) 513-8600